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                     GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                    EXHIBIT 11

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

                                                                           Year ended
                                                                --------------------------------
                                                                February 28,        February 29,
                                                                  1997(2)             1996(2)
                                                                ------------       -------------
Weighted average number of common shares
 outstanding                                                     1,350,958           1,046,115
 Add net shares issuable pursuant to warrant
   agreements less shares assumed repurchased
   at the average market price                                      12,866(1)            2,445(1)
 Add shares issuable assuming conversion
   of Series C preferred stock into common
   stock                                                               938(1)            5,625(1)
 Add net shares pursuant to stock options less
   shares assumed repurchased at the average
   market price                                                      1,506(1)            7,239(1)
                                                               -----------         -----------
Tentative number of shares for computation of
 primary earnings per share                                      1,366,268           1,061,424

 Add additional net shares issuable pursuant
   to warrant agreements less shares assumed
   repurchased at the higher of the period end
   or average market price                                          --                      45
 Add additional dilutive shares issuable assuming
   conversion of Series B,G,J,K,L,M,N & A
   preferred stock into common stock                             4,524,725           1,539,174
                                                               -----------         -----------
Tentative number of shares for computation
 of fully diluted earnings per share                             5,890,993           2,600,643
                                                               -----------         -----------
                                                               -----------         -----------

Loss applicable to common stock for purposes
 of computing primary earnings per share                       $(1,283,300)        $(2,415,700)
 Add provision for preferred dividends
   relating to convertible preferred stock                       1,508,700           2,323,000
                                                               -----------         -----------
Net earnings (loss) for computation of fully
 diluted earnings per share                                    $   225,400         $   (92,700)
                                                               -----------         -----------
                                                               -----------         -----------

Loss per common share - primary, excluding
 common stock equivalents                                           $(0.95)             $(2.31)
                                                                    ------              ------
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Earnings (loss) per common share - fully diluted                    $ 0.04              $(0.04)
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(1) Not used in primary earnings per share calculations as the effect would be antidilutive.
(2) All share data reflects the retroactive effect to a one-for-twenty five reverse split effected on March 4, 1997, to holders of record on that date.